EXHIBIT 99.1

 September 22, 2014

FOR IMMEDIATE RELEASE

Emclaire Financial Corp Appoints Nicholas D. Varischetti to Board of Directors

Emlenton, Pennsylvania, September 22, 2014 – Emclaire Financial Corp (NASDAQ: EMCF), the parent holding company of The Farmers National Bank of Emlenton (the “Bank”), today announced the appointment of Nicholas D. Varischetti to the Boards of Directors of the Company and the Bank, effective January 1, 2015.

“We are pleased to welcome Nicholas Varischetti to our Boards of Directors.  Nicholas’s broad experience will add valuable perspective to our boards,” said William C. Marsh, Chairman, President and Chief Executive Officer of the Company and the Bank.  “We appreciate his willingness to serve as a director and look forward to benefitting from his judgment and counsel.”

Mr. Varischetti is an attorney at Burns White in Pittsburgh, Pa. where he assists businesses from a wide range of industries with their litigation, general business and advisement needs.  Mr. Varischetti also is a shareholder and director of Guardian Elder Care Holdings, Inc., a healthcare provider with more than 30 nursing facilities, a rehabilitation services business, a long-term care pharmacy, and a home health company. He also is a partner of Varischetti Holdings, LP, a family-owned and operated organization consisting of several different businesses, including real estate investments, powder metal manufacturing and an oil and gas field services company, as well as a member of Varischetti Sports, LLC, which owns a minority interest in the Pittsburgh Steelers.

Outside of the legal profession, Mr. Varischetti serves as a Chairman of Pittsburgh’s Intergovernmental Cooperation Authority (ICA) Board, where he was appointed by the Senate President Pro Tempore in May 2012.  Additionally, Mr. Varischetti is actively involved in the community as a member of the board of directors of Every Child Inc., the Manchester Bidwell Corporation, the Frank Varischetti Foundation, the Pittsburgh Urban Magnet Project (PUMP) and the La Roche College’s Board of Trustees.  Furthermore, Mr. Varischetti participates in the Jack Heinz Society for the Pittsburgh Symphony Orchestra, as well as the Greater Pittsburgh ATHENA Awards.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating fifteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania.  The Company’s common stock is quoted on and traded through the NASDAQ Stock Market under the symbol “EMCF”.  For more information, visit the Company’s website at “www.emclairefinancial.com”.

CONTACT:                  William C. Marsh
Chairman of the Board, President and
Chief Executive Officer

Phone:          (844) 767-2311
Email:           investor.relations@farmersnb.com